UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 11, 2002

                          DATA SYSTEMS & SOFTWARE INC.
             (Exact name of Registrant as Specified in its Charter)

          Delaware                     0-19771                   22-2786081
(State or Other Jurisdiction   (Commission file Number)         (IRS Employer
      of Incorporation)                                      Identification No.)

         200 Route 17, Mahwah, New Jersey                           07430
     (Address of Principal Executive Offices)                     (Zip Code)

        Registrant's telephone number, including area code (201) 529-2026

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Item 5. Other Events and Regulation FD Disclosure.

      On June 11, 2002, we and our subsidiary, Databit Inc., completed the transaction under an agreement with Laurus Master Fund, Ltd. to make a $2 million investment in us in exchange for a 10% convertible note and a three-year warrant to purchase 125,000 shares of our common stock at an exercise price of $4.20. Laurus may convert the convertible note at any time into shares of our common stock at a fixed conversion price of $3.49, subject to certain restrictions in the purchase agreement.

      We may pay the principal of and interest on the convertible note, which has a one-year term, in cash, shares of our common stock or a combination of cash and stock. If we use our common stock to pay the note, the conversion price will be the lesser of (i) $3.49 and (ii) 83% of the average of the 10 lowest closing prices during the 30 trading days prior to the date we give notice of payment. We make interest only payments until October 1, 2002, at which time we will pay interest and one-tenth of the principal on the first business day of each calendar month and on the maturity date of June 30, 2003. Our subsidiary Databit Inc. secured the convertible note by granting to Laurus a security interest in Databit's accounts receivable.

      We have agreed to file with the Securities and Exchange Commission, and have declared effective by September 10, 2002, a registration statement registering the resale of the shares of our common stock issuable upon conversion or payment of the note and exercise of the warrant.

      We intend to use the proceeds of the investment for general corporate purposes.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

      (c) Exhibits

      Exhibit 10.1 -- Securities Purchase Agreement relating to the purchase and sale of the convertible note and the warrant, including the forms of the convertible note and the warrant.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           DATA SYSTEMS & SOFTWARE INC.


Date: June 11, 2002                        BY:        s/Sheldon Krause
                                               ---------------------------------
                                                      Sheldon Krause
                                                      Secretary